Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	T 303-858-8358 F 303-858-8431 gevo.com

For Immediate Release

Gevo Reports Fourth Quarter 2013 Financial Results

Optimizing utilization and cash flows of Luverne plant by producing both isobutanol and ethanol

•	Reports EPS of ($0.35)

•	Ended the fourth quarter with cash and cash equivalents of $24.6 million

•	Transitioning Luverne plant to the production of both isobutanol and ethanol

•	Produced isobutanol from mash using our yeast biocatalyst and GIFT®

•	Signed licensing LOI with Porta Hnos S.A. to become exclusive licensee in Argentina

•	Began selling bio-isooctane for high performance fuel applications

ENGLEWOOD, Colo. – March 25, 2014 - Gevo, Inc. (NASDAQ: GEVO) today announced its financial results for the three months ended December 31, 2013 and provided an update on recent corporate highlights.

Gevo also announced that it is transitioning the Luverne plant to the production of both isobutanol and ethanol. Gevo’s decision to transition to the simultaneous production of both products is a direct result of (1) the steady progress made in executing Gevo’s flexible production technology strategy and (2) today’s high ethanol margin environment. Producing both ethanol and isobutanol allows Gevo to fully utilize the Luverne plant and increase cash flow as Gevo continues to commercialize its isobutanol production capabilities.

Luverne Update

The Company has successfully demonstrated its two key technologies (its yeast biocatalyst and its GIFT system) at commercial scale using full corn mash to produce isobutanol, although the process is still being optimized. The enhanced plant configuration permits the Company to scale-up the isobutanol production process while taking advantage of high ethanol margins. The expected benefits of this integrated production configuration include:

1.	Producing ethanol improves Luverne’s operating environment for the optimization of isobutanol production by creating a continuous, stable mash flow and consistent recycle of water back to the fermenters.

2.	Increases available cash flow to the Company, as Gevo optimizes its isobutanol production technology.

3.	Broadens the potential market to license, as partners increasingly see the benefit of co-producing isobutanol and ethanol at a single site, the “side-by-side” model.

“This has been a very focused quarter for the Company. Fundamentally, our technology works at scale with corn mash as a feedstock. As we have advanced on our isobutanol learning curve, we have demonstrated that the isobutanol technology not only works, but can work concurrently with ethanol production, giving our plant more earning power and flexibility. We are learning how to optimize our procedures, processes, and equipment, effectively writing the “owners manual” making it possible for us to confidently produce isobutanol on a continuous basis. Our original vision was to focus our efforts on one product; however we now are confident that we can leverage the flexibility of our technology and more fully utilize all the operating units in the plant to produce ethanol simultaneously with isobutanol. Needless to say, the expected additional cash flow is a benefit as we work to maximize the learning per dollar as we scale up our technology. Therefore, we plan to run three of our fermenters to produce ethanol, while the fourth fermenter will remain dedicated to isobutanol production. We are calling this configuration “side by side”, meaning both ethanol and isobutanol could be produced concurrently.

“Regarding the isobutanol production process, we’ve made a lot of progress on learning how to run isobutanol at scale. In particular, we have:

•	Commissioned our proprietary system to sterilize corn mash.

•	Proven that our two key technologies, our isobutanol producing yeast and our GIFT system, work at commercial scale utilizing full corn mash to produce isobutanol.

•	Achieved up to 71% of our targeted gallons per batch goal.

•	Produced isobutanol that met quality targets.

•	Demonstrated that we can manage infections during fermentation, achieving over 100% of our goal, although not with the consistency or reliability that we need.

•	Operated all of the fermenters and GIFT systems and they performed as expected.

•	Begun the integration of the water recycle streams, and have achieved greater that 90% water recycle in fermentation.

Learning to run a ‘new-to-the-world’ process at the scale of our Luverne plant with 1 million liter fermenters requires a lot of work. Working through the issues that arise creates the crucial know-how needed for steady full scale production, expansion, and licensing,” said Dr. Gruber.

Other Recent Highlights

On March 6, 2014, Gevo announced that Porta Hnos S.A. (“Porta”) has signed a letter of intent to become the exclusive licensee of GIFT in Argentina to produce renewable isobutanol. Porta is a 131 year old family owned company in Argentina that produces liquor, vinegars and has a 120 m3/day corn ethanol plant (approximately 12mgpy). In addition, Porta has designed and built two 250 m3/day ethanol plants for others and they are working on two more ethanol plants for 2014. Half of all current ethanol plants in Argentina were designed by Porta, and they have a joint venture with Alpha Laval to provide separation and evaporation expertise.

In the fourth quarter of 2013, Gevo began selling bio-isooctane for specialty fuel applications such as racing fuel. Gevo’s renewable isobutanol from Luverne, Minn. is being converted into bio-isooctane at its biorefinery at South Hampton Resources. Initial volumes are being used for testing purposes with the goal of approving its use in racing competitions, amongst other applications.

On December 23, 2013, Gevo announced that the U.S. Army has successfully flown the Sikorsky UH-60 Black Hawk helicopter on a 50/50 blend of Gevo’s ATJ-8 (Alcohol-to-Jet). Alcohol-to-Jet is a renewable, drop in alternative fuel for JP8 that addresses the Army Energy Security Strategy and Plans’ mandate that the Army certify 100% of its air platforms on alternative/renewable fuels by 2016. This flight marks the first ever Army Aircraft to fly on the isobutanol ATJ blend. This testing is being performed as part of the previously announced contract with Gevo to supply more than 16,000 gallons to the U.S. Army. Gevo’s patented ATJ fuel is designed to be the same as petroleum jet fuel, and to be fully compliant with aviation fuel specifications and provide equal performance, including fit-for-purpose properties.

On December 23, 2013, Gevo announced that Underwriter Laboratories (UL) has approved the use of up to 16% isobutanol in UL 87A pumps, providing all of the service stations across the country with the assurance that isobutanol blended gasoline will work in their current gasoline pumps without the need to purchase new equipment. Every gasoline pump across the country is required by law to meet the UL specifications. Gevo has been working with UL for many years to approve the use of isobutanol in UL 87A pumps. Gevo sponsored a research study with UL to confirm the suitability of using isobutanol in UL pumps and based on the results of that study and other resources, UL has approved the use of up to 16% isobutanol in UL 87A pumps.

Financial Highlights

Revenues for the fourth quarter of 2013 were $1.7 million compared to $1.9 million in the same period in 2012. Revenues in the fourth quarter included proceeds from sales of production from Gevo’s hydrocarbons demonstration facility of $0.9 million, including sales of biobased jet fuel to the U.S. Air Force and the U.S. Army and initial sales of isooctane for specialty fuel applications, revenue under Gevo’s agreement with The Coca-Cola Company, and revenue from ongoing research agreements. In 2012, fourth quarter revenues benefited from the sale of excess corn inventory of $1.0 million.

Research and development expense was $3.9 million in the fourth quarter of 2013, compared to $4.4 million in the comparable period in 2012. During the fourth quarter of 2013, Gevo’s development efforts were focused on startup operations for the production of isobutanol at its Luverne facility, optimization of specific parts of its isobutanol production technology to further enhance isobutanol production rates, production of bio-jet fuel to the USAF and production of bio-para-xylene at the Silsbee demonstration plant. Research and development expense decreased $0.5 million in the fourth quarter of 2013 compared with the same period in 2012, primarily resulting from lower compensation-related expenses and consulting and license fee expenses. These decreases partially were offset by production costs of bio-jet fuel and bio-para-xylene.

Selling, general and administrative expense decreased to $5.8 million in the fourth quarter of 2013 from $7.8 million for the fourth quarter of 2012. This reflected lower compensation and operating expenses, including cost saving benefits resulting from actions taken during 2012 to focus Gevo’s operations, as well as lower litigation-related costs.

Interest expense for the fourth quarter of 2013 was $2.0 million compared to $2.2 million for the same period in 2012. The decrease primarily resulted from a decline in the outstanding principal balance of our convertible notes as holders elected to convert their note holdings into shares of Gevo common stock and a decline in the outstanding principal balance of our debt with TriplePoint Capital LLC primarily due to scheduled payments on our principal balance.

The company reported a non-cash loss of $2.4 million during the fourth quarter of 2013 related to changes in the fair value of derivative warrant liability and embedded derivatives contained in the convertible notes. We reported a $2.0 million gain during the fourth quarter of 2012 associated with the changes in the fair value of the embedded derivatives contained in the convertible notes. These derivatives result from the rights that holders of the convertible notes have upon conversion, and under certain circumstances, will result in non-cash amounts being recorded in the company’s statement of operations in each reporting period while the convertible notes remain outstanding. The company did not have any holders of convertible debt opt to convert their note holdings into shares of Gevo common stock during the three months ended December 31, 2013.

The net loss for the fourth quarter of 2013 was $17.3 million compared to $13.2 million during the same period in 2012.

In December 2013, we raised gross proceeds of $28.8 million associated with the issuance of 21,303,750 common stock units. During the fourth quarter of 2013, we used $7.8 million of cash to repay principal on our secured debt with TriplePoint Capital (“TriplePoint”), including $5.1 million associated with the restructuring of the TriplePoint facility that was done in conjunction with the December common stock unit issuance. As part of that restructuring, TriplePoint agreed to, among other things, waive Gevo’s obligation to make principal payments on the secured debt through December 31, 2014.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick Gruber, Chief Executive Officer, and Mike Willis, Chief Financial Officer. They will review the company’s financial results for the three months ended December 31, 2013 and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (800) 708-4540 (inside the U.S.) or 1 (847) 619-6397 (outside the U.S.) and reference the access code 36623383. The presentation will be available via a live webcast at: http://edge.media-server.com/m/p/toid9nf6/lan/en.

A replay of the call will be available two hours after the conference call ends on March 25, 2014 until Midnight EDT on April 24, 2014. To access the replay, please dial 1-888-843-7419 (inside the U.S.) or 1-630-652-3042 (outside the U.S) and reference the access code 36623383#. The archived webcast will be available for 30 days in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a leading renewable chemicals and next-generation biofuels company. Gevo’s patent-protected, capital-light business model converts existing ethanol plants into bio-refineries to make isobutanol. This versatile chemical can be directly integrated into existing chemical and fuel products to deliver environmental and economic benefits. Gevo has executed initial commercial-scale production runs at its isobutanol facility in Luverne, Minn., constructed in conjunction with ICM, a leading provider of proprietary ethanol process technology, and has a marquee list of partners including The Coca-Cola Company, Sasol Chemical Industries, and LANXESS, Inc., an affiliate of LANXESS Corporation, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water. For more information, visit www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that are not purely statements of historical fact, and can sometimes be identified by our use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive” and similar words. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2012, as amended, and in subsequent reports on Form 8-K and other filings made with the SEC by Gevo.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

			Three Months Ended
	Year Ended December 31,		December 31,
	2013	2012	2013	2012
Revenue and cost of goods sold
Ethanol sales and related products, net	$—	$19,908	$—	$—
Grant revenue, research and development program revenue and corn sales	8,224	4,477	1,695	1,924

Total revenues	8,224	24,385	1,695	1,924

Cost of goods sold	17,913	32,410	5,048	2,811

Gross loss	(9,689)	(8,025)	(3,353)	(887)

Operating expenses
Research and development	20,179	19,431	3,899	4,352
Selling, general and administrative	25,647	43,981	5,750	7,806

Total operating expenses	45,826	63,412	9,649	12,158

Loss from operations	(55,515)	(71,437)	(13,002)	(13,045)

Other income (expense)
Interest expense	(9,301)	(6,338)	(1,980)	(2,177)
(Loss) gain from change in fair value of derivatives	(81)	17,000	(2,361)	2,000
Loss on conversion of debt	(2,038)	—	—	—
Other income	129	63	14	45

Total other expense	(11,291)	10,725	(4,327)	(132)

Net loss	$(66,806)	$(60,712)	$(17,329)	$(13,177)

Net loss per share attributable to Gevo, Inc. common stockholders - basic and diluted	$(1.48)	$(1.86)	$(0.35)	$(0.34)

Weighted-average number of common shares outstanding - basic and diluted	45,071,618	32,619,091	49,758,100	39,300,054

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$24,625	$66,744
Accounts receivable	1,358	698
Inventories	3,581	6,659
Prepaid expenses and other current assets	1,163	1,779

Total current assets	30,727	75,880

Property, plant and equipment, net	83,475	77,093
Deposits and other assets	2,153	3,138

Total assets	$116,355	$156,111

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$13,030	$8,256
Derivative warrant liability	7,243	—
Current portion of secured debt, net	788	8,513

Total current liabilities	21,061	16,769
Long-term portion secured debt, net	9,339	15,445
Convertible notes, net	14,501	25,554
Other long-term liabilities	479	512

Total liabilities	45,380	58,280

Total stockholders’ equity	70,975	97,831

Total liabilities and stockholders’ equity	$116,355	$156,111

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

			Three Months Ended
	Year Ended December 31,		December 31,
	2013	2012	2013	2012
Operating Activities
Net loss	$(66,806)	$(60,712)	$(17,329)	$(13,177)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash expenses	13,273	13,554	3,061	2,734
Loss (gain) from change in fair value of derivatives	81	(17,000)	2,361	(2,000)
Loss on conversion of debt	2,038	—	—	—
Changes from working capital	4,366	(3,900)	(3,421)	(8,303)

Net cash used in operating activities	(47,048)	(68,058)	(15,328)	(20,746)

Investing Activities
Acquisitions of property, plant and equipment, net	(7,800)	(52,432)	(5,172)	(1,496)
Other	125	(607)	125	—

Net cash used in investing activities	(7,675)	(53,039)	(5,047)	(1,496)

Financing Activities
Proceeds from issuance of common stock	28,761	61,875	28,761	—
Payments on secured debt	(14,529)	(10,406)	(7,814)	(3,139)
Proceeds from issuance of convertible debt	—	42,300	—	—
Proceeds from issuance of secured debt	—	5,000	—	—
Other financing activities	(1,628)	(5,153)	(1,608)	128

Net cash provided by (used in) financing activities	12,604	93,616	19,339	(3,011)

Net decrease in cash and cash equivalents	(42,119)	(27,481)	(1,036)	(25,253)

Cash and cash equivalents
Beginning of period	66,744	94,225	25,661	91,997

End of period	$24,625	$66,744	$24,625	$66,744

Gevo, Inc.

Non-GAAP Financial Information

(Unaudited, in thousands)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(15,770)	$(12,600)	$(5,485)	$(2,056)
Depreciation and amortization	2,233	2,113	582	532
Non-cash stock-based compensation	160	216	30	52

Non-GAAP loss from operations	$(13,377)	$(10,271)	$(4,873)	$(1,472)

Gevo, Inc.
Loss from operations	$(39,745)	$(58,837)	$(7,517)	$(10,989)
Depreciation and amortization	1,160	1,200	253	244
Non-cash stock-based compensation	3,751	7,763	798	937

Non-GAAP loss from operations	$(34,834)	$(49,874)	$(6,466)	$(9,808)

Gevo Consolidated
Loss from operations	$(55,515)	$(71,437)	$(13,002)	$(13,045)
Depreciation and amortization	3,393	3,313	835	776
Non-cash stock-based compensation	3,911	7,979	828	989

Non-GAAP loss from operations	$(48,211)	$(60,145)	$(11,339)	$(11,280)

# # #

Media Contact:	Investor Contact:
Robin Peak	Mike Willis
Gevo, Inc.	Gevo, Inc.
T: (720) 267-8632	T: (720) 267-8636
rpeak@gevo.com	mwillis@gevo.com